Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

August 23, 2018

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated August 1, 2018, to the Conflicts Committee of the Board of Directors of Energy Transfer Partners, L.L.C. (which is the general partner of Energy Transfer Partners GP, L.P., which is the general partner of Energy Transfer Partners, L.P. (“ETP”)), as an Annex to the prospectus/proxy statement that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Energy Transfer Equity, L.P. (“ETE”), as filed by ETE on August 23, 2018 (the “Amended Registration Statement”), relating to the proposed business combination transaction between ETP and ETE and (ii) the references in the Amended Registration Statement to such opinion and our firm in the Amended Registration Statement under the headings “SUMMARY – Opinion of the Financial Advisor to the ETP Conflicts Committee”, “SUMMARY – Risk Factors Relating to the Merger and Ownership of ETE Common Units”, “RISK FACTORS – Risk Factors Relating to the Merger”, “THE MERGER – Background of the Merger”, “THE MERGER – Recommendation of the ETP Board; Reasons for the Merger”, “THE MERGER – Opinion of the Financial Advisor to the ETP Conflicts Committee”, “THE MERGER – Unaudited Financial Projections of ETE, ETP and the Combined Partnership”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Amended Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc.
Barclays Capital Inc.